Exhibit 10.20

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, effective as of May 10, 2005 (the “Commencement Date”) by and between Aphton Corporation, a Delaware corporation and its successors or assigns (the “Company”), and Manfred Ruediger (“Executive”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) desires to employ Executive on the terms and conditions of this Agreement, and Executive desires to be employed by the Company on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1. Positions.

(a) Executive shall serve as the Chief Operating Officer of the Company.

(b) Executive shall have such duties and authority, consistent with the position of chief operating officer of a company as shall be assigned to him from time to time by the Chief Executive Officer. Executive shall report directly to the Chief Executive Officer in performing his duties hereunder.

(c) The Executive is an at will employee of the Company. Accordingly, the Company may terminate Executive at any time for any lawful reason. During his term of employment (“Employment Term”), Executive shall devote all of his business time and efforts to the performance of his duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his passive personal interests and, subject to the next sentence, to serve on the board of directors, or on committees of such board of directors (or any similar positions), of any for-profit, charitable or civic entity. Executive may serve on such boards of directors or committees only with prior written approval by the Board (which approval may be withdrawn for any good reason, as determined by the Board in its sole discretion) and Executive shall not serve on any board of directors if such service would be inconsistent with his fiduciary responsibilities to the Company.

2. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than $174,200 (“Base Salary”). Base Salary shall be payable in accordance with the usual payroll practices of the Company, but no less frequently than monthly. Executive’s Base Salary shall be reviewed annually in December by the Compensation Committee of the Company’s Board (the “Compensation Committee”) during the period of the Employment Term and may be increased, but not decreased, from time to time by the Compensation Committee and shall constitute “Base Salary” for purposes of this Agreement.

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3. Incentive Compensation.

(a) Annual Bonus. For each fiscal year after the Commencement Date and during the Employment Term, the Compensation Committee may award the Executive a bonus (the “Bonus”) in accordance with performance targets, measurements and such other criteria as shall be established for such year by the Compensation Committee on or before March 31st of such year. The Bonus shall be earned and deemed accrued on the date the Compensation Committee approves the award of the Bonus. If awarded, the Bonus shall be paid by March 31st of the calendar year immediately following the calendar year for which the Bonus was awarded.

(b) Stock Options. Upon the Commencement Date, Executive will be granted options to purchase one hundred and fifty thousand (150,000) shares of the Company’s common stock subject to the terms set forth in the Option Agreement between the Company and Executive dated as of the same date (the “Option Agreement”). Executive shall be entitled to receive additional stock options and such other long term compensation as may be determined by the Compensation Committee from time to time in its discretion.

4. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all insurance, pension, long-term incentive compensation, retirement, savings, welfare and other employee benefit plans and arrangements, fringe benefits and perquisites generally provided by the Company from time to time for the benefit of comparable senior executive officers (collectively, “Additional Benefits”); provided, however, that in the event Executive receives such benefits under any other contract between the Company and/or any subsidiary or affiliate of the Company and Executive or under any statutory or legal requirement, such benefits shall be in lieu of the Additional Benefits. Nothing in this Agreement requires the Company to maintain any welfare or health plan in existence at the time this Agreement is executed or to create or obtain any new welfare or health plan.

5. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, including, without limitation, the cost of conferences, seminars and other educational classes or meetings attended by Executive, in accordance with the Company’s policies as in effect from time to time.

6. Change in Control. (a) If Executive’s employment is terminated due to either a Termination Without Cause (as defined below) or Termination For Good Reason (as defined below) and such termination occurs within thirteen (13) months after a Change in Control (as defined below), Executive shall receive a cash lump sum within five (5) days of the date of termination (the “Termination Date”) in an amount equal to: (i) (A) if the Change in Control occurred prior to the accrual of a Bonus to the Executive for fiscal year 2005, two (2) times the then current Base Salary or (B) if the Change in Control occurred after the accrual of a Bonus to the Executive for fiscal year 2005, one and one-half (1.5) times the sum of the then current Base Salary plus the mean Bonus paid with respect to the prior three fiscal years plus (ii) the sum of any accrued amounts and accrued benefits due and owing by the Company on the Termination Date. In addition, if applicable, the Company, at its option, will (i) permit Executive to

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participate in the Additional Benefits, in accordance with their respective terms and conditions, for a period of twenty-four (24) months following the Termination Date or (ii) pay the cash equivalent of the Additional Benefits in a cash lump sum within thirty (30) days after the Termination Date.

(i) Termination Without Cause. A Termination Without Cause shall be deemed to occur if the Company terminates Executive’s employment for any reason other than for death, disability or for Cause (as defined below). For purposes of this Agreement, the term “Cause” shall be limited to the following:

(A) Executive’s willful refusal or willful failure to perform his duties;

(B) Executive’s willful misconduct or gross negligence with regard to the Company or its affiliates or their business, assets or employees (including, without limitation, Executive’s fraud, embezzlement or other act of dishonesty with regard to the Company or its affiliates);

(C) Executive’s willful misconduct or omission which has a material adverse economic impact on the Company or its affiliates;

(D) Executive’s conviction of, or pleading nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude;

(E) Executive’s willful refusal or willful failure to follow the lawful written direction of the Board;

(F) Executive’s breach of a fiduciary duty owed to the Company or its affiliates, including, but not limited to, those set forth in Section 7 hereof; or

(G) any other breach by Executive of this Agreement that remains uncured for ten (10) days after written notice thereof is given to Executive.

(ii) Termination for Good Reason. A Termination For Good Reason shall be deemed to occur if Executive terminates his employment for Good Reason (as defined below) at any time after providing Company thirty (30) days written notice. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Executive’s express written consent in the case of (A), (B), (C) or (D), of any of the following circumstances:

(A) A material reduction in Executive’s title or responsibilities as set forth in Section 1, including, without limitation, the requirement to report to any person other than the Chief Executive Officer, the Board or a committee of the Board;

(B) Any reduction in Executive’s Base Salary;

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(C) A material diminution in the Executive’s eligibility to participate in bonus, stock options, incentive awards and other compensation plans or a diminution in Executive benefits;

(D) A change in the location of the Executive’s principal place of employment by the Company of more than fifty (50) miles from the location at which he was principally employed immediately prior to such change; provided, however, that a requirement that Executive spend up to ten (10) business days each calendar month for the fulfillment of his obligations hereunder in Philadelphia, Pennsylvania shall not be deemed a change in location; or

(E) A material breach or violation by the Company of any provision of this Agreement, including, without limitation, non-payment of any material amounts owed by the Company when due.

(iii) Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following:

(A) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities;

(B) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C), or (D) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(C) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

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(D) the stockholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the stockholders of the Company.

(b) Vesting of Stock Options. If Executive’s employment is terminated due to either a Termination Without Cause or Termination For Good Reason and such termination occurs within thirteen (13) months after a Change in Control, (i) each non-qualified stock option granted the Executive shall be immediately vested and exercisable for a period ending the earlier of 180 days after the termination date or the scheduled expiration date of such option, (ii) each incentive stock option (“ISO”) granted to Executive shall be immediately vested and exercisable in accordance with the terms of the applicable ISO agreement and (iii) any restricted shares granted to Executive shall become vested and shall be delivered to Executive free and clear of any restrictions, other than pursuant to applicable securities laws.

(c) No Mitigation; No Set-Off. In the event of any termination of employment under Section 6, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 6 are in the nature of severance payments and are not in the nature of a penalty. The amounts due under Section 6 hereof, are inclusive of, and in lieu of, any amounts payable under any (i) other contract between the Company and/or any subsidiary or affiliate of the Company and the Executive, (ii) statutory payments or other amounts due to law, or (iii) other salary continuation or cash severance arrangement of the Company and/or any subsidiary, and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

(d) Release. Executive agrees that, as a condition to receiving the payments and benefits provided under Section 6 hereunder he will execute, deliver and not revoke (within the time period permitted by applicable law) a release of all claims of any kind whatsoever against the Company, its affiliates, officers, directors, employees, agents and stockholders in the standard form then being used by the Company for senior executive officers (but without release of the right of indemnification hereunder or under the Company’s By-laws or rights under benefit or equity plans that by their terms are intended to survive termination of his employment).

(e) Termination of Other Positions. Upon any termination of employment, Executive hereby resigns as an officer and director of the Company, any subsidiary and any affiliate and as a fiduciary of any benefit plan of any of the foregoing. Executive shall promptly execute any further documentation thereof as requested by the Company and, if the Executive is to receive any payments from the Company and/or any subsidiary or affiliate, execution of such further documentation shall be a condition thereof.

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7. Confidential Information, Non-Competition and Non-Solicitation of the Company.

(a) Agreement Not to Disclose Confidential Information. (i) Executive acknowledges he has read and understands the Company’s Statement of Policy Regarding Confidential Information (“Confidentiality Policy”) and that the Confidentiality Policy is incorporated by reference as part of this Agreement. Executive agrees to hold confidential or proprietary information and trade secrets (“Confidential Information,” as that term is defined by the Confidentiality Policy) in trust and confidence. Executive agrees and acknowledges that for purposes of this Section 7, any references to the Company shall include all subsidiaries and affiliates of the Company and Confidential Information shall include any and all information owned or used by a Company subsidiary or affiliate to the same extent as if it was owned by the Company. In this regard, Executive agrees that during and subsequent to Executive’s employment with the Company, Executive agrees that he will abide by the Confidentiality Policy. Executive shall use Confidential Information only for the contemplated purposes for the sole benefit of the Company; shall not use Confidential Information for any other purpose; and shall not disclose or cause to be disclosed Confidential Information to any employee, consultant, or third party, except as required in the course and scope of Executive’s employment by the Company and only if the employee, consultant, or third party has executed an Agreement Not to Disclose Confidential Information. Executive further acknowledges that the Confidentiality Policy may be amended from time to time, and Executive agrees that this paragraph survives and applies to all such amendments.

(ii) The parties agree that the failure of any Confidential Information to be marked or otherwise labeled as confidential or proprietary information shall not affect its status as Confidential Information.

(iii) Executive agrees that all Confidential Information and other materials relating in any way to any Confidential Information shall be and remain the Company’s sole property during and after Executive’s employment.

(iv) Executive agrees that he will not duplicate any Confidential Information or other materials relating in any way to any Confidential Information, other than as necessary to fulfill his obligations as an officer of the Company, without the express written consent of the Company.

(v) Executive agrees to take all reasonable steps needed or requested by the Company to ensure that all Confidential Information is kept confidential.

(vi) Executive agrees that upon demand by the Company, he will return all Confidential Information, including any notes, to the Company and will represent to the Company in writing at such time that he has complied with the provisions of this subparagraph.

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(b) Agreement to Comply with Company Policy Regarding Inventions and Ideas. Executive acknowledges he has read and understands the Company’s Policy Regarding Inventions and Ideas (“Inventions Policy”) and that the Inventions Policy is incorporated by reference into this Agreement. Executive agrees that during and subsequent to Executive’s employment with the Company, he will abide by the Inventions Policy. Executive further acknowledges that the Inventions Policy may be amended from time to time, and Executive agrees that this paragraph survives and applies to all such amendments.

(c) Agreement Not to Compete. Executive agrees that, both during employment and for a period of two (2) years following separation from employment for any reason (the “Non-Compete Period”), Executive will not directly or indirectly (on his own behalf or on behalf of any other person or entity) engage in any business (or own an interest in an individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, shareholder, joint venturer, officer, director, consultant, broker, employee, sales person, trustee, independent contractor, or in any manner whatsoever (except for an ownership interest not exceeding five percent (5%) of a publicly traded entity), that is of the type and character or that is competitive with the Business (as defined below). The parties hereby agree that the Company is currently engaged in the business of developing products using technology for neutralizing gastrin and targeting gastrin tumors that participate in gastrointestinal system cancer and non-cancer diseases (the “Business”).

(d) Agreement Not to Recruit the Company’s Employees. Executive agrees that, both during employment and for a period of two (2) years following separation from employment for any reason (the “Non-Solicit Period”), Executive will not directly or indirectly (on his own behalf or on behalf of any other person or entity) recruit, solicit or otherwise induce any Company employee or consultant, or any individual or entity that had been employed by or under contract with the Company during the Non-Solicit Period, to enter into an employment or a consulting relationship with any other business entity that competes with the Company.

(e) Agreement Not to Solicit the Company’s Clients/Customers. Executive agrees that, both during employment and until the end of the Non-Solicit Period, Executive will not directly or indirectly (on his own behalf or on behalf of any other person or entity), solicit any business in any way related to the Business from any Clients/Customers of the Company, or divert or attempt to divert from the Company any business relationship which existed between the Company and any Clients/Customers. For purposes of this Agreement, Clients/Customers shall include any person or entity: 1) that was a client of the Company with which Executive had contact in the course of his business responsibilities during the twelve (12) month period immediately preceding the end of Executive’s employment; and 2) about which Executive gained confidential or proprietary information belonging to the client or Company. Customer shall also mean specifically sanofi-aventis, Xoma (US) LLC, Daiichi Pure Chemicals Co., Ltd., GlaxoSmithKline, Schering Plough, Institut für angewandte Mikrobiologie/BOKU, Pharmakologisches Institut/Prof. Freissmuth, Huntingdon, Ryle, Prentice, and UCL and their respective affiliates.

(f) Reasonableness of this Section 7. Executive agrees that the provisions of this Section 7 are reasonable and necessary for the protection of the Company’s Confidential Information; its Clients/Customers’ Confidential Information; its business relationships with its Clients/Customers; and its undisrupted workplace.

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(g) Notice to New Employer. Executive agrees that, prior to the commencement of any new employment or consultation with a person or entity in any business in which the Company operated during Executive’s employment, he will advise the person or entity of the terms of Section 7 of this Agreement. The Executive also agrees that the Company may advise any new or prospective employer of the existence and terms of this Agreement and may furnish said employer or consultant with a copy of the relevant provisions of this Agreement.

(h) Absence of Geographic Description; Savings Clause. Executive acknowledges that there are no geographic restrictions contained in this Section 7 because the Company’s business is international, Executive’s responsibilities include, among other things, developing business internationally and neither the business of the Company nor Executive’s activities has been or will be limited to any one geographic area. Notwithstanding, if a court of competent jurisdiction finds any or all of the foregoing paragraphs invalid for lack of a specific geographic restriction, Executive agrees that the applicable geographical restriction is the United States or such lesser or greater geographic area in which Executive worked or solicited Clients/Customers at any time during his employment.

(i) No Conflict With Obligations. Executive promises and represents that his employment with the Company is not in conflict with any obligations he owes to any other person or entity. Executive will notify the Company in writing before performing or causing to be performed any work for or on behalf of the Company which appears to be in conflict with: (a) rights of any nature owned or claimed by Executive in any Invention or Idea or Confidential Information, as defined in the appropriate Company Policies, conceived by him prior to beginning work with the Company; (b) rights arising out of obligations incurred by Executive prior to beginning work for the Company; or (c) Executive’s obligations to the Company under this Agreement. In the event of Executive’s failure to give notice of any such conflict, the Company may conclude that no such conflict exists, and Executive agrees, in such event, to make no claim against the Company with respect to the use of any such Invention or Idea or Confidential Information by the Company.

(j) Remedies for Breaches of Section 7. In the event of a breach or potential breach of this Section 7, Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 7 enforced. It is hereby acknowledged that the provisions of this Section 7 are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 7 and only the applicable entity can waive the rights hereunder with respect to its confidential information and Executives. Furthermore, in the event of a breach of this Section 7 by Executive while amounts under Section 6 hereof are due and owing, Executive shall not be entitled to receive any future amounts owed under Section 6 hereof, other than payment of accrued amounts and accrued benefits, but the Company shall remain entitled to injunctive relief in addition to any other remedies at law. In the event that the Company has breached any of its obligations to make

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payments to Executive under Section 6 hereof, and such breach is not remedied within 30 days of written notice, then Executive shall be relieved of his obligations under Sections 7(c), (d) and (e) hereof; provided, however, that from the date that the Company shall have remedied such breach, and paid all amounts owed under Section 7, the Executive shall not take any future steps that would be in violation of Section 8(c), (d) or (e) until the end of the Non-Compete Period or the Non-Solicit Period, as the case may be; provided further, however, that in event that prior to the Company’s remedy of the breach, Executive becomes engaged in activities that would violate Sections 8(c), (d) or (e), except for this Section 8(j), then, upon the Company’s remedy of such breach, Executive shall be permitted to continue to engage in such activities, to the extent of such prior activity, subsequent to the Company’s remedy.

8. Indemnification. The Company shall indemnify and hold harmless Executive to the extent provided in the Certificate of Incorporation and By-Laws of the Company for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company’s request, as an officer or director of any other subsidiary or affiliate of the Company or as a fiduciary of any benefit plan. The Company shall cover Executive under directors and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

9. Gross-Up Payment.

(a) Amount. If any payment or benefit provided to Executive by the Company (a “Base Payment”) is subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any other similar tax that may hereafter be imposed), the Company shall pay to Executive the “Gross-Up Payment” determined as follows. The “Gross-Up Payment” shall be equal to the sum of (i) the Excise Tax imposed with respect to the Base Payment, plus (ii) the Excise Tax imposed with respect to the Gross-Up Payment, plus (iii) all other taxes imposed on Executive with respect to the Gross-Up Payment, including income taxes and Executive’s share of FICA, FUTA and other payroll taxes. The Gross-Up Payment shall not include the payment of any tax on the Base Payment other than the Excise Tax. The Gross-Up Payment is intended to place Executive in the same economic position Executive would have been in if the Excise Tax did not apply, and shall be calculated in accordance with such intent.

(b) Tax Rates and Assumptions. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

(c) Payment and Calculation Procedures. The Gross-Up Payment attributable to a Base Payment shall be paid to Executive in cash and at such times as such Base Payment

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is paid or provided pursuant to this Agreement. Simultaneously with or prior to the Company’s payment of a Base Payment, the Company shall deliver to Executive a written statement specifying the total amount of the Base Payment and the Excise Tax and Gross-Up Payment relating to the Base Payment, if any, together with all supporting calculations and conclusions. If Executive disagrees with the Company’s determination of the Excise Tax or Gross-Up Payment, Executive shall submit to the Company, no later than thirty (30) days after receipt of the Company’s written statement, a written notice advising the Company of the disagreement and setting forth Executive’s calculation of said amounts. Executive’s failure to submit such notice within such period shall be conclusively deemed to be an agreement by Executive as to the amount of the Excise Tax and Gross-Up Payment, if any. If the Company agrees with Executive’s calculations, it shall pay any shortfall in the Gross-Up Payment to Executive within twenty (20) days after receipt of such a notice from Executive. If the Company does not agree with Executive’s calculations, it shall provide Executive with a written notice within twenty (20) days after the receipt of Executive’s calculations advising Executive that the disagreement is to be referred to an independent accounting firm for resolution. Such disagreement shall be referred to an independent accounting firm which is not the regular accounting firm of the Company and which is designated by the Company. The Company shall be required to designate such accounting firm within ten (10) days after issuance of the Company’s notice of disagreement. The accounting firm shall review all information provided to it by the parties and submit a written report to the parties setting forth its calculation of the Excise Tax and the Gross-Up Payment within fifteen (15) days after submission of the matter to it, and such decision shall be final and binding on all of the parties. The fees and expenses charged by said accounting firm shall be paid by the Company. If the amount of the Gross-Up Payment actually paid by the Company was less than the amount calculated by the accounting firm, the Company shall pay the shortfall to Executive within five (5) days after the accounting firm submits its written report. If the amount of the Gross-Up Payment actually paid by the Company was greater than the amount calculated by the accounting firm, Executive shall pay the excess to the Company within fifteen (15) days after the accounting firm submits its written report.

(d) Subsequent Recalculation. In the event the Internal Revenue Service or other applicable governmental authority imposes an Excise Tax with respect to a Base Payment that is greater than the amount of the Excise Tax determined pursuant to the immediately preceding paragraph, the Company shall reimburse Executive for the full amount of such additional Excise Tax plus any interest and penalties which may be imposed in connection therewith, and pay to Executive a Gross-up Payment sufficient to make Executive whole and reimburse Executive for any Excise Tax, income tax and other taxes imposed on the reimbursement of such additional Excise Tax and interest and penalties, in accordance with the principles set forth above.

10. Miscellaneous.

(a) Arbitration. (i) All disputes arising out of or relating to this Agreement, other than those arising out of the Company’s enforcement of Section 7 hereof, that cannot be settled by the parties shall be settled by arbitration in Philadelphia, Pennsylvania, pursuant to the rules and regulations then obtaining of the American Arbitration Association. The decision of the arbitrators shall be final and binding upon the parties, and judgment upon such decision may be entered in any court of competent jurisdiction.

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(ii) Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

(iii) The arbitration tribunal shall be formed of three arbitrators, one to be appointed by each party and the third to be appointed by the first two arbitrators. Such arbitrators shall be required to apply the contractual provisions hereof in deciding any matter submitted to them.

(iv) The costs and expenses of such arbitration shall be borne by the Company. The Company shall pay or reimburse Executive for all reasonable attorneys’ fees and costs incurred by Executive in prosecuting or defending any claim under this Agreement and any such arbitration proceeding, unless the arbitrator(s) shall determine in their award that Executive has not prevailed with respect to at least one material claim or issue in such dispute in which case Executive shall repay any amounts paid or advanced to Executive in connection with such dispute.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws.

(c) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive with respect thereto, (but not the terms of, or rights under any equity or benefit plans or grants existing on the date hereof). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(d) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(e) Legal and Other Fees and Expenses. Any reasonable costs or expenses arising out of the interpretation or application of this Agreement or any term or condition of this Agreement, other than with respect to Section 7 hereof or as covered by Section 10 hereof, shall be the responsibility of the Company; provided, however, that Executive shall repay any amounts paid or advanced to Executive in connection with a dispute or any litigation if Executive is not the prevailing party with respect to at least one material claim or

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issue in such dispute or litigation. Any reasonable costs or expenses of Executive arising out of a dispute or litigation regarding the interpretation or application of Section 7 hereof shall be the responsibility of Executive; provided, however, that Company shall reimburse Executive any amounts paid by Executive in connection with such dispute or litigation if the Company is not the prevailing party of such dispute or litigation. The provisions of this subsection shall survive the expiration or termination of the Agreement and Executive’s employment hereunder.

(f) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an entity which is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquirer of all or substantially all of the assets of the Company or all or substantially all of the assets of a group of subsidiaries and divisions of the Company, provided such entity or acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all references to the Company herein shall be to the assignee entity or acquirer, as the case may be.

(g) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto. In the event of the Executive’s death while receiving amounts payable pursuant to Section 6 hereof, any remaining amounts shall be paid to Executive’s estate.

(h) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly received (i) on the same business day when faxed or delivered, personally or by confirmed facsimile transmission prior to 5:00 p.m. Philadelphia time, (ii) three (3) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after being sent by a reputable overnight courier, addressed to the respective addresses set forth below, provided that all notices to the Company shall be directed to the attention of the person below or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt. Notices and all other communications shall be addressed to each party at its address or facsimile number set forth below:

if to Executive:	Manfred Ruediger

___________________

___________________

Facsimile:

with a copy to:

if to the Company:	Aphton Corporation
8 Penn Center, Suite 2300
1628 JFK Blvd.
Philadelphia, PA 19103
Attention: Patrick T. Mooney, Chief Executive Officer
John M. McCafferty, Corporate Counsel
Facsimile: (215) 218-4356

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with a copy to:	Akerman Senterfitt
One Southeast Third Avenue, 28th Floor
Miami, FL 33131
Attention: Kara L. MacCullough
Facsimile: (305) 374-5095

(h) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such U.S. or foreign federal, state and local taxes, as may be required to be withheld pursuant to any applicable law or regulation.

(i) Survivorship. The respective rights and obligations of the parties hereunder, including without limitation Section 7 hereof, shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

(j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(k) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(l) Executive’s Representation. Executive represents and warrants to the Company that there is no legal impediment to him entering into, or performing his obligations under this Agreement and neither entering into this Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restriction. Executive further represents and warrants that in performing his duties hereunder he will not use or disclose any confidential information of any prior employer or other person or entity.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

APHTON CORPORATION

By:	/s/ Patrick T. Mooney, M.D.
Name:	Patrick T. Mooney, M.D.
Title:	Chief Executive Officer and President

EXECUTIVE

/s/ Manfred Ruediger
Manfred Ruediger, PhD

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